Exhibit 99.1

For immediate release

ZONAGEN, INC. RECEIVES NOTIFICATION OF ISSUANCE OF U.S. PATENT ON PROGENTA

THE WOODLANDS, Texas—(BUSINESS WIRE)—March 17, 2005—Zonagen (Nasdaq:ZONA)(PCX:ZONA) announced today that on March 2, 2005, the United States Patent and Trademark Office (“USPTO”) issued U.S. Pat. No. 6,861,415 which claims both compositions of matter and methods of use for Progenta™, which Zonagen is currently developing for the treatment of uterine fibroids and endometriosis. Zonagen is the exclusive worldwide licensee of this patent.

     On February 24, 2005, the Company announced that a recently completed clinical study with Progenta yielded statistically significant improvement in the treatment of uterine fibroids as compared to baseline. Progenta’s effects on shrinking fibroids were at least equivalent to that observed in women using an approved gonadotropin releasing hormone agonist (“GnRHa”), which is the most effective drug intervention for the condition. The Company believes that Progenta’s mechanism of action will avoid the adverse limiting side effects of bone loss, which are associated with the GnRHa’s and which restrict their use to not longer than six months.

     Joseph S. Podolski, President and CEO of Zonagen, noted, “We believe that the issuance of the patent which claims both compositions of matter and methods of use offers strong intellectual property protection for our Progenta technology.” He further noted that the Company has received notification that the Food and Drug Administration (“FDA”) has scheduled a meeting with the Company on May 20, 2005 for the purpose of reviewing Zonagen’s pre-Investigational New Drug (“pre-IND”) proposal. The Company is seeking guidance from the agency regarding its trial design for Progenta and the suitability of Zonagen’s recently completed European clinical study for Progenta in support of an advanced stage clinical trial program in the United States.

ABOUT ZONAGEN

     Zonagen is a biopharmaceutical company focused on the development of new drugs to treat hormonal and reproductive system disorders.

Forward-Looking Statements

     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to, our ability to successfully defend our Progenta patent from challenges by others, our ability to enforce our Progenta patent, our ability to have success with our clinical trials for Progenta, our ability to use data from our European clinical trials for Progenta for our advanced stage clinical trial in the United States and other risks, which are identified in the final prospectus relating to Zonagen’s recently completed public offering and in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.

CONTACT:	Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447

SOURCE: Zonagen, Inc.